Exhibit 3.1

The following is the text of an amendment to the By-laws of Crane Co., effective January 28, 2008. Deleted matter is struck through and new matter in shown in bold face and underlined.

ARTICLE V

Capital Stock

Section 1. Certificates of Stock. Shares of the capital stock of the Corporation may be certificated or uncertificated, as provided under relevant provisions of the Delaware General Corporation Law and resolutions duly adopted by the Board. Any certificates representing shares of stock which may be issued ~~The certificates for shares of the capital stock of the Corporation~~ shall be in such form as shall be approved by the Board. ~~The~~ Any certificates so issued shall be signed by the Chairman or the Vice Chairman of the Board, the President, an Executive Vice President, Senior Vice President or Vice President and also by the Treasurer or the Secretary, and may be sealed with the seal of the Corporation, or a facsimile thereof.

The signatures of the aforesaid officers may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation or its employee. The validity of any stock certificate of the Corporation signed and executed by or in the name of duly qualified officers of the Corporation shall not be affected by the subsequent death, resignation, or the ceasing for any other reason of any such officer to hold such office, whether before or after the date borne by or the actual delivery of such certificate.

The name of the person owning the shares represented ~~thereby,~~ by certificates, with the number of such shares and the date of issue, shall be entered on the Corporation’s capital stock records.

All certificates surrendered to the Corporation shall be cancelled, and no new certificates shall be issued nor shall a record be made regarding the issuance of uncertificated shares until the former certificate for the same number of shares shall have been surrendered and cancelled except in case of a lost or destroyed certificate.

The Corporation may treat the holder of record of any share or shares of stock, whether the shares are issued in certificated or uncertificated form, as the holder in fact thereof, and shall not be bound to recognize any equitable or other claim to interest in any such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by law.

Section 2. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate for shares, or record the issuance of uncertificated shares, in place of a certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board may require the owner of the lost or destroyed certificate, or his legal representative, to give the Corporation a bond in form satisfactory to the Corporation sufficient to indemnify the Corporation, its transfer agents and registrars against any claim that may be made against them on account of the alleged lost or destroyed certificate or the issuance of such a new certificate or the recording of the issuance of uncertificated shares.

Section 3. Transfer of Shares. The Board, at its option, may appoint a transfer agent and registrar, or one or more transfer agents and one or more registrars, or either, for the stock of the Corporation. Shares of stock of the Corporation shall be transferable in the manner prescribed by applicable law and these By-laws. Subject to any restrictions on transfer imposed at the time of issuance, as such restrictions may be modified by the Board or to comply with applicable law, uncertificated shares shall be transferable upon proper instructions from the holder or a duly authorized attorney, and certificated shares ~~Shares of the capital stock of the Corporation~~ shall be transferable by the owner thereof in person or by duly authorized attorney, upon surrender of the certificates therefor properly endorsed, in each case with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Any transfer effected in accordance with these By-laws shall be so reflected on the books of the Corporation. ~~The Board, at its option, may appoint a transfer agent and registrar, or one or more transfer agents and one or more registrars, or either, for the stock of the Corporation.~~

Section 4. Regulations. The Board shall have power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificates for shares of the capital stock of the Corporation or the issue, transfer and registration of any such shares in uncertificated form.